UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      June 2, 2006

CVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-10140 (Commission file number)	95-3629339 (I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California (Address of principal executive offices)	91764 (Zip Code)

Registrant’s telephone number, including area code:      (909) 980-4030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

        On June 1, 2006, CVB Financial Corp. (the “Company”) and its wholly-owned subsidiary, Citizens Business Bank (the “Bank”) entered into an employment agreement (the “Agreement”) with Christopher D. Myers, to serve as the President and Chief Executive Officer of the Company and the Bank effective as of August 1, 2006. The Agreement provides for a three year employment term.

        During the employment term, the Agreement provides for, among other things (a) a base salary of $500,000 per year; (b) a one time hiring bonus of $150,000; (c) the grant of a restricted stock award of 50,000 shares of the Company’s common stock vesting in equal installments over a five year period pursuant to a restricted stock agreement (the “Stock Agreement”); (d) the grant of a stock option to purchase 50,000 shares of the Company’s common stock under the CVB Financial Corp. 2000 Stock Option Plan; (e) a guaranteed minimum bonus compensation for 2006 of $350,000, and for the remaining two years of the term, a bonus consistent with the Bank’s applicable executive incentive compensation program, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the complete fiscal year and the overall financial performance of the Bank; (f) participation in a deferred compensation program to be created for Mr. Myers’ benefit; (g) eligibility to participate in group benefit plans and programs of the Company; (h) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank provided automobile; (i) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of the Bank; and (j) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of the Company and the Bank.

        If Mr. Myers’ employment is terminated for cause, Mr. Myers will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control as defined in the Agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a one time lump sum payment equal to two times of his then current annual base salary. The payment will be paid in equal installments on the Bank’s normal payroll dates over a 24 month period.

        If Mr. Myers’ employment is terminated during the year following a change in control (as defined in the Agreement), Mr. Myers would be entitled to receive an amount equal to two times Mr. Myers’ annual base salary for the last calendar year immediately preceding the change in control plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.

        If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under the Bank’s insurance plans and his base salary for 12 months.

        The Agreement also provides that during the term of his employment with the Company and the Bank and for one year thereafter, Mr. Myers will not solicit any employees of the Company or the Bank to work for another employer or solicit the business of any current or prospective customers of the Company or the Bank.

        The Agreement and form of Stock Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On June 2, 2006, the Company issued a press release announcing the appointment of Christopher D. Myers, 44, as President and Chief Executive Officer of the Company and the Bank, effective August 1, 2006. On August 1, 2006, Mr. Myers will also join the Board of Directors of both the Company and the Bank. From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon First Business Bank. From 1996 to 2003, he held several management positions with Mellon First Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. Mr. Myers has not had any relationships with the Company or the Bank requiring disclosure under Item 404 of Regulation S-K. For a discussion of the terms of Mr. Myers’ employment agreement, see Item 1.01 which discussion is incorporated herein by reference.

        On August 1, 2006, Mr. D. Linn Wiley, the current President and Chief Executive Officer of the Company and the Bank, will cease serving as President and Chief Executive Officer of the Company and the Bank. Mr. Wiley will remain with the Company as Vice Chairman of the Board of Directors.

        A press release announcing Mr. Myers’ appointment which was issued on June 2, 2006, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

    (d)         Exhibits.

10.1	Employment Agreement dated June 1, 2006 by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Form of Restricted Stock Agreement by and between CVB Financial Corp. and Mr. Christopher D. Myers.

99.1	Press Release announcing appointment of Christopher D. Myers as President and CEO.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        CVB FINANCIAL CORP.
                                                                                                                        (Registrant)

Date: June 5, 2006	By: /s/ Edward J. Biebrich, Jr. Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                       Exhibit Title or Description

10.1	Employment Agreement dated June 1, 2006 by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Form of Restricted Stock Agreement by and between CVB Financial Corp. and Mr. Christopher D. Myers.

99.1	Press Release announcing appointment of Christopher D. Myers as President and CEO.